UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 18, 2004

EPICOR SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20740	33-0277592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18200 Van Karman Avenue Suite 1000 Irvine, California	92612-1023
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 585-4000

Not Applicable

(Former name or former address, if changed since last report.)

Item 2. Acquisition or Disposition of Assets.

On June 18, 2004, pursuant to the terms of the Amended and Restated Merger Protocol dated as of April 14, 2004 (the “Merger Protocol”) between Scala Business Solutions N.V. (“Scala”) and Epicor Software Corporation (“Epicor”), Epicor acquired 24,153,225 ordinary shares of Scala (“Scala”) (including 834,800 Scala ordinary shares issued upon the exercise of options subject to accelerated vesting in connection with the Exchange Offer) during the initial exchange offer period by means of an exchange offer made for all of the outstanding ordinary shares of Scala (the “Exchange Offer”). Scala ordinary shares are traded on the Official Segment of the stock market of Euronext Amsterdam, N.V. (“Euronext Amsterdam”). The shareholders of Scala received 0.1795 newly issued shares of Epicor common stock and a cash payment of $1.8230 for each Scala ordinary share validly tendered (the “Consideration”). The amount of consideration was determined based upon arm’s-length negotiations between Epicor and Scala.

Epicor used working capital and funds available under a Credit Agreement (24-month) dated as of January 28, 2004, as amended, among Epicor Software Corporation and KeyBank National Association, entered into in the ordinary course of business, in order to finance the cash portion of the offer price. A copy of this Credit Agreement is attached as Exhibit 10.1 to the Form S-4 filed by Epicor with the United States Securities and Exchange Commission on April 14, 2004 (File No. 333-114475) (as amended, the “Registration Statement”).

The shares of Epicor common stock issued in the Exchange Offer are listed on the Nasdaq National Market. As a result of the acquisition, Epicor currently owns approximately 93.45% of the outstanding ordinary shares of Scala.

Epicor also announced that it would conduct a subsequent offer period following the completion of the initial exchange offer period. During the subsequent offer period shareholders of Scala may tender their Scala ordinary shares not tendered during the initial offer period and receive the Consideration. Scala shareholders will not have the right to withdraw any ordinary shares of Scala tendered during the subsequent offer period. The subsequent offer period expires Monday, July 5, 2004 at 3:00 p.m. Central European Time. Epicor will accept for exchange and deliver the Consideration in exchange for Scala ordinary shares that are validly tendered ultimately by July 8, 2004.

Epicor seeks to acquire all of the outstanding Scala ordinary shares. To the extent that any of the outstanding ordinary shares of Scala have not been tendered during the initial exchange offer period or subsequent offer period, Epicor intends to effectuate a corporate restructuring of Scala so as to acquire any shares not tendered into the Exchange Offer. This post-closing restructuring may include, among other things:

•	the commencement of a “buy-out procedure” in accordance with Section 2:92a of the Dutch Civil Code by Epicor of Scala ordinary shares from any remaining minority Scala shareholders, as described in the section of the Registration Statement entitled “Buy-out Procedure” on page 63;

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•	the sale and transfer by Scala, or any of its subsidiaries, to Epicor, or any of the affiliates of Epicor, of all or a portion of the assets of Scala (including capital stock of a Scala affiliate) or its subsidiaries;

•	the transfer of employees from Scala or a Scala subsidiary to Epicor or any of the affiliates of Epicor, and the transfer of employees from Epicor or any of the affiliates of Epicor to Scala or a Scala subsidiary;

•	the merger of a Scala subsidiary into Scala or Epicor or any of the affiliates of Epicor;

•	the effectuation by Scala and one or more of Epicor’s Dutch subsidiaries of a legal merger within the meaning of Section 2:309 of the Dutch Civil Code, as described below in the section of the Registration Statement entitled “Post-Closing Legal Merger” on page 64;

•	the amendment of the articles of association of Scala, for instance, in order to make them more in accordance with the articles of association and by-laws customarily used for Epicor and its affiliates, which could, for example, entail an elimination of the supervisory board of Scala;

•	the transformation (omzetting) of Scala into a private company with limited liability (which we can only effectuate once the Scala ordinary shares have been de-listed from Euronext Amsterdam); or

•	any one or more combinations of the foregoing actions. Please see page 62 of the Registration Statement for more information.

In addition, under the rules of the Euronext Amsterdam, Epicor may apply to delist shares of Scala from Euronext Amsterdam following the time when Epicor owns in excess of 95% of the outstanding common stock of Scala. Epicor expects to apply to terminate the listing of ordinary shares of Scala on Euronext Amsterdam at that time.

Scala is a public company with limited liability incorporated under the laws of the Netherlands. Scala designs, develops, markets and supports collaborative enterprise resource planning (ERP) software that is used by the small- and medium-size divisions and subsidiaries of large multinational corporations, as well as by independent stand-alone companies, in developed and emerging markets. Scala’s solutions are based on a web services platform and utilize Microsoft® technologies. Scala’s software and services support local currencies and accounting regulations, are available in more than 30 languages, and are used by customers in over 140 countries. Epicor intends to continue to operate the business of Scala as further described in the Registration Statement.

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Item 7. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

(1)	(A) The financial statements of Scala required pursuant to Rule 3-05 of Regulation S-X will be filed by amendment to this Form 8-K within 60 days after the date that this initial report on Form 8-K must be filed.

(b) Pro Forma Financial Information.

(2)	The pro forma financial statements of Epicor required pursuant to Article 11 of Regulation S-X will be filed by amendment to this Form 8-K within 60 days after the date that this initial report on Form 8-K must be filed.

(c) Exhibits.

Exhibit Number	Description
2.1 (1)	Amended and Restated Merger Protocol, dated as of April 14, 2004, by and among the registrant and Scala Business Solutions N.V.

(1)	Incorporated by reference to Exhibit 2.1 to Registrant’s Registration Statement on Form S-4, Reg. No. 333-114475.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPICOR SOFTWARE CORPORATION

Date: July 1, 2004	By:	/s/ JOHN D. IRELAND
John D. Ireland
Vice President and General Counsel

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